Exhibit 3.11

FORM OF
ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
VOIS INC.
(a Florida corporation)

The undersigned, being a natural person competent to contract, does hereby make, subscribe and file these Articles of Amendment to the Articles of Incorporation of VOIS Inc., a Florida corporation (the “Corporation”), Document number P09000025213, pursuant to Section 607.1002 of the Florida Business Corporation Act.

RESOLVED: That Article IV of the Corporation’s Articles of Incorporation shall be amended to change the par value of each share of the Corporation’s common stock from $0.001 per share to $0.00001 per share.

FURTHER RESOLVED: That this Amendment shall not affect the par value of the Corporation's preferred stock which shall remain $0.001 per share.

The foregoing resolutions and these Articles of Amendment were adopted by the Board of Directors of the Corporation pursuant to a unanimous written consent of the directors of the Corporation dated October 29, 2009 and no shareholder consent was required in connection with these actions.

IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment to the Corporation’s Articles of Incorporation as of October 29, 2009.

VOIS INC.

By:	/s/ Gary Schultheis
Gary Schultheis, President